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                                                                    EXHIBIT 21.1

                          Watson Pharmaceuticals, Inc.
                           Subsidiaries of the Company
                              as of March 15, 2000

NAME                                         JURISDICTION OF INCORPORATION

Watson Laboratories, Inc.                    Nevada
Watson Laboratories, Inc. - New York         New York
Watson Laboratories, Inc. - Utah             Delaware
WatsonPharma, Inc.                           Delaware
The Rugby Group, Inc.                        New York
Watson Laboratories, Inc. - Ohio             New York
Rugby Laboratories, Inc.                     New York
Royce Laboratories, Inc.                     Florida
Nicobrand Limited                            Northern Ireland
Watson Pharmaceuticals (Asia) Ltd.           Territory of the British Virgin Islands
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